Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Prometheus Biosciences, Inc.

San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 19, 2021 (except for the “Reverse Stock Split” paragraph of Note 15, as to which the date is March 8, 2021), relating to the consolidated financial statements of Prometheus Biosciences, Inc. (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (no. 333-253323), as amended.

We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (no. 333-253323), as amended, incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

San Diego, California

March 11, 2021